Amendment No. 1 to
Exclusive Distribution Agreement

This Amendment No. 1 to Exclusive Distribution Agreement (“Amendment”) is entered as of March, 2018 between ReWalk Robotics Ltd. (“ReWalk”) and Yaskawa Electric Corporation (“YEC”).

A.	ReWalk (formerly known as Argo Medical Technologies Ltd.) and YEC are parties to an Exclusive Distribution Agreement entered into as of September 24, 2013 (the “Agreement”).

B.	ReWalk and YEC have agreed to amend the definition of the Territory contained in the Agreement, and in consideration of such amendment ReWalk has agreed to make certain payments to YEC.

C.	This Amendment sets forth the terms and conditions of the amendment to the Agreement.

Amendment of Agreement
1.1    As of the consummation of the First Tranche Closing under the Investment Agreement, dated as of March 6, 2018, by and between ReWalk and Timwell Corporation Limited (the “Effective Date”), the definition of “Territory” in the Agreement shall be amended to delete therefrom the words “China (including Hong Kong and Macau)”.
1.2    In consideration of the amendment specified in Section 1.1, ReWalk shall pay Yaskawa compensation equal to 3% of China Net Revenues.

1.2.1
As used in this Section 1.2, “China Net Revenues” means net revenues actually received and collected by ReWalk during the period commencing on April 1, 2018 and ending on December 31, 2023, from sales in China (including Hong Kong and Macau) of the ReWalk spinal cord injury (SCI) line. China Net Revenues shall exclude: (i) fees paid to ReWalk for any third-party professional services; (ii) any charges and related expenses that are based on actual costs pertaining to the revenues, such as (without limitation) packaging, shipping, insurance, travel, accommodation, per diem allowance, export and import taxes, excise taxes, withholding taxes and/or value-added tax as applicable; (iii) any revenues that are conditional (i.e. that may be subject to return under occurrence of a certain event); (iv) any portion of a commission payable to another organization or individual involved with the sale; and (vi) any reimbursements or refunds to which a customer may be entitled.

1.2.2
Within __ days following (a) December 31, 2018, and (b) the last day of each subsequent calendar year, through and including December 31, 2023, ReWalk shall (1) provide YEC with a statement of China Net Revenues, if any, during such calendar year, and (2) pay YEC an amount equal to 3% of the China Net Revenues during such calendar year.

1.2.3
If the aggregate amount paid by ReWalk to YEC pursuant to Section 1.2.2 with respect to all periods through December 31, 2023 shall be less than US$ 75,000, ReWalk shall, together with the payment, if any, with respect to the calendar year ending December 31, 2023, pay YEC an amount equal to the difference between US$ 75,000 and the aggregate amount paid by ReWalk to YEC pursuant to Section 1.2.2 (including the amount paid on such date with respect to the calendar year ending December 31, 2023).

1.3    Except as amended herein, the Agreement and all terms and conditions therein are hereby ratified and confirmed, and shall remain in full force and effect. The parties hereto agree that hereafter, all references to the Agreement shall be deemed to mean the Agreement as amended by the terms of this Amendment.
1.4    This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument. Facsimile or PDF copies of this Amendment, bearing the parties’ respective signatures, shall be enforceable as originals.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Exclusive Distribution Agreement to be executed on the date first above written.

ReWalk Robotics Ltd.	YASKAWA ELECTRIC CORPORATION

/s/ Lawrence J. Jasinski	/s/ Shuji Murakami
Lawrence J. Jasinski	Shuji Murakami
Chief Executive Officer	Representative Director
Senior Managing Executive Officer